Exhibit 10.1

Execution Version

ENCORE REDEVELOPMENT, LLC

MEMBERSHIP UNIT PURCHASE AGREEMENT

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	3.2	No Conflicts; Consents	13

	3.3	Purchase Entirely for Own Account	13

	3.4	Disclosure of Information	13

	3.5	Restricted Securities	13

	3.6	No Public Market	14

	3.7	Legends	14

	3.8	Sophisticated Purchaser	14

	3.9	Residence.	14

4.	Conditions to the Purchaser’s Obligations at Closing		14

	4.1	Representations and Warranties	14

	4.2	Performance	15

	4.3	Qualifications	15

	4.4	Operating Agreement	15

	4.5	Secretary’s Certificate	15

	4.6	Proceedings and Documents	15

5.	Conditions of the Company’s Obligations at Closing		15

	5.1	Representations and Warranties	15

	5.2	Performance	15

	5.3	Qualifications	15

	5.4	Operating Agreement	15

6.	Covenants		16

	6.1	Preemptive Right	16

	6.2	Right of First Offer	16

	6.3	Fees	17

7.	Miscellaneous		17

	7.1	Survival of Warranties	17

	7.2	Indemnification	17

	7.3	Public Announcements	17

	7.4	Successors and Assigns	17

	7.5	Governing Law	17

	7.6	Counterparts	17

	7.7	Titles and Subtitles	18

	7.8	Notices	18

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7.9	No Finder’s Fees	18

Exhibit A -	DISCLOSURE SCHEDULE

Exhibit B -	FORM OF OPERATING AGREEMENT

Exhibit C -	FORM OF PLEDGE AGREEMENT

Exhibit D -	ACCOUNTS PAYABLE FROM COMPANY TO PURCHASER

iii

MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of the 24th day of November, 2021 by and among Encore Redevelopment, LLC, a Vermont limited liability company (the “Company”), and iSun, Inc., a Delaware corporation (the “Purchaser”).

The parties agree as follows:

1.          Purchase and Sale of Membership Units.

1.1         Sale and Issuance of Membership Units.

(a)          The Company shall authorize the sale and issuance of 179,298 Units (the “Units”) of the Company’s Membership Units (the “Membership Units”).

(b)          Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing the Units, at a purchase price of $27.8865353 per Unit for an aggregate purchase price of $5,000,000 (the “Purchase Price”).

(c)          Purchaser shall have the right to purchase an additional 179, 298 Membership Units at a price of $27.8865353 per Unit for an aggregate purchase price of $5,000,000, on the same terms and conditions as set forth in this Agreement, within ninety days of the Closing.

1.2         Closing; Delivery.

(a)          Closing. The purchase and sale of the Units shall take place remotely via the exchange of documents and signatures, at such time and place as the Company and the Purchaser mutually agree upon (the “Closing”).

(b)          Delivery. Upon the Closing, the Company shall issue to the Purchaser the Units against payment of the Purchase Price by check, by wire transfer to a bank account designated by the Company, or by any combination of such methods, as follows: (i) payment of $3,651,712.70, and (ii) a credit in the amount of $1,348,287.30 in satisfaction of accounts payable from the Company to the Purchaser as set forth on Exhibit D, at which time the Company shall issue 179,298 Units to the Purchaser.

1.3          Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)          “Amended Operating Agreement” means the Company’s Sixth Amended and Restated Operating Agreement, in the form of Exhibit B attached to this Agreement.

(c)          “Applicable Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental authority or the governing body of any national securities exchange, including without limitation all laws, rules, and regulations regarding food handling, packaging, labeling, and delivery.

(d)         “Certificate” means the Company’s Articles of Organization;

(e)         “Code” means the Internal Revenue Code of 1986, as amended.

(f)          “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(g)         “Key Employee” means Charles Farrell, W. Blake Sturcke or Phillip Foy.

(h)         “Knowledge” including the phrase “to the Company’s knowledge” and similar words to that effect shall mean the actual knowledge of the Key Employees, together with such knowledge any such Key Employee should have by reason of his or her position with the Company or after reasonable inquiry into the fact or matter represented or warranted, whether in his or her capacity as an officer, director, shareholder, employee, consultant, or agent of the Company.

(i)          “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any change, effect, event, occurrence, state of facts or development (each, a “Change”) attributable to the execution of this Agreement, the disclosure or consummation of the Transaction, the taking of any action contemplated thereby, or the identity of Purchaser, (b) any Change arising from or relating to any existing event, occurrence, state of facts or development with respect to which the Purchaser has knowledge as of the date hereof (including any matter set forth in the Disclosure Schedules), (c) any Change in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Company operates, (d) any Change in, or effects arising from or relating to, national or international political or social conditions, (e) any pandemic or outbreak of disease (including COVID-19 or any other coronavirus), (f) any Change in, or effects arising from or relating to, financial, banking, or securities markets, (g) any Change in, or effects arising from or relating to, changes in GAAP or Laws, (h) any Change in, or effects arising from or relating to, any seasonal fluctuations in the business; provided, however, that any such adverse effect described in the preceding clauses (c) through (f) shall be excluded only to the extent that such adverse effect does not disproportionately affect the Company relative to other persons engaged in the industries in which the Company operates.

(j)          “Operating Agreement” means the Company’s Fifth Amended and Restated Operating Agreement, currently in effect.

(k)         “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(l)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(m)        “Transaction Agreements” means this Agreement and the Amended Operating Agreement.

2.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit A, the following representations are true and complete as of the Closing.

2.1         Organization, Good Standing, Authority, Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Vermont and has all requisite company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2         Capitalization.

(a)         The authorized capital of the Company consists, immediately prior to the Closing, of 1,792,980 Membership Units, of which 792,980 are designated Incentive Units (“Incentive Units”). Immediately prior to the Closing, 1,792,980 Membership Units are issued and outstanding, of which 792,980 are Incentive Units. All of the outstanding Membership Units have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)         The Company had reserved 792,980 Incentive Units for issuance to officers, directors, employees and consultants of the Company. Of such reserved Incentive Units, 792,980 units have been issued pursuant to restricted unit purchase agreements and 0 options to purchase units have been granted and are currently outstanding, and therefore 0 Incentive Units remain available for issuance to officers, directors, employees and consultants.

(c)         Schedule 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing, including the number of units of the following: (i) issued and outstanding Membership Units, including, with respect to restricted Membership Units, the vesting schedule and repurchase price; (ii) issued unit options or warrants; (iii) unit options not yet issued but reserved for issuance; and (v) warrants or unit purchase rights, if any. Except for (A) the rights provided in the Operating Agreement, and (B) the securities and rights described in Schedule 2.2(b) of this Agreement and Schedule 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Membership Units, or any securities convertible into or exchangeable for Membership Units.

2.3          Subsidiaries. Except as set forth in Schedule 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4          Authorization. All action required to be taken by the Company’s Board of Directors and Members in order to authorize the Company to enter into the Transaction Agreements, and to issue the Units at the Closing has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Units has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent any indemnification provisions contained in the Operating Agreement may be limited by applicable federal or state securities laws.

2.5          Valid Issuance of Units. Except as set forth in Schedule 2.5 of the Disclosure Schedule, the Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non- assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Schedule Error! Reference source not found. below, the Units will be issued in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 2.5 of the Disclosure Schedule, all of the Company’s Membership Units issued and outstanding prior to the Closing were validly issued, fully paid and non-assessable in accordance with applicable state and federal securities laws, rules, and regulations.

2.6          Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7          Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any of its officers, directors or Key Employees, such as would affect the Company; (ii) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (iii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements, and to the Company’s knowledge, there has been no occurrence of any event or circumstance that could reasonably be expected to give rise to or serve as the basis for any of the foregoing. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There are no outstanding judgments, orders, writs, or decrees to which the Company is a party or subject to or that could reasonably be expected to adversely affect the Company or its properties, assets, prospects or business.

2.8          Intellectual Property. The Company owns or possesses sufficient legal rights to all Company Intellectual Property without any conflict with, or infringement of, the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person, and to the Company’s knowledge, no such actions are threatened. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Schedule 2.9 lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted. To the Company’s knowledge, no Person has infringed or otherwise misappropriated, or is now infringing or misappropriating, any Company Intellectual Property. The Company has not licensed or otherwise granted rights to any third party to use any Company Intellectual Property.

2.9         Compliance with Other Instruments and Applicable Law.

(a)         The Company is not in violation or default (i) of any provisions of its Certificate or Operating Agreement, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company or its products. Except as set forth on Schedule 2.9, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(b)         The Company is, and to the Company’s knowledge has at all times been, in compliance with all Applicable Laws (including without limitation all required filings and disclosures), the conduct of the Company’s business or the ownership or use of any of its respective assets, (ii) to Company’s knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time, and without regard to any cure period) constitute or result directly or indirectly in a material violation by Company of, or a failure on the part of the Company to comply with, any Applicable Law, and (iii) Company has not received any notice (in writing or otherwise) from any governmental authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law, and to Company’s knowledge, no such notice or action is threatened.

2.10       Agreements; Actions.

(a)         Except for the Transaction Agreements and as set forth Schedule 2.10, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services, or (iii) indemnification by the Company with respect to infringements of proprietary rights.

(b)         Except as set forth on Schedule 2.10(b), the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its membership interests, (ii) incurred any indebtedness for borrowed money (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (vi) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

2.11       Certain Transactions.

(a)         Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) standard proprietary information and invention assignment agreements, (iv) employment offer letters or agreements, (v) the purchase of the Company’s Membership Units, and (vi) the issuance of Incentive Units pursuant to the Company’s Key Employee Incentive Compensation Plan in each instance, approved in the written minutes or all actions by written consent of the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate.

(b)         The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. To the Company’s Knowledge, to the extent any of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing: (i) are, directly or indirectly, indebted to the Company; (ii) have any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (iii) have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or members of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly- traded companies that may compete with the Company or (iv) have any financial interest in any material contract with the Company. None of the Key Employees, officers or directors of the Company, or any members of their respective immediate families, or any Affiliate of any of the foregoing are, directly or indirectly, interested in any material contract with the Company such circumstance is not reasonably expected to have a Material Adverse Effect. To the Company’s Knowledge, to the extent any of the Key Employees, officers or directors of the Company, or any members of their respective immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors such circumstance is not reasonably expected to have a Material Adverse Effect.

2.12        Rights of Registration and Voting Rights. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Operating Agreement, no Member of the Company has entered into any agreements with respect to the voting of Membership Units of the Company.

2.13        Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Except as set forth in Schedule 2.13 of the Company does not own any real property or lease any real property.

2.14        Financial Statements. The Company has delivered to the Purchaser (a) the balance sheet of the Company as of December 31, 2019 and December 31, 2020 and the related income statement and statement of cash flows for the years ended as of December 31, 2019 and December 31, 2020 and (b) the unaudited balance sheet of the Company as of October 31, 2021 and (c) income statement and statement of cash flows for the ten-month period then ended. All of the year end financial statements, which (other than those identified in (b) and (c) above) have been reviewed by the Company’s accountant, and are collectively referred to as the “Financial Statements.” The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated, subject in the case of the interim Financial Statements to normal year-end audit adjustments that are neither individual or in the aggregate material in amount. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practices subsequent to September 30, 2021. Since September 30, 2021, there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business or changes that are related to the transactions contemplated herein, that have not caused or reasonably could be expected to cause, in the aggregate, a Material Adverse Effect;

(b)         any damage, destruction or loss, whether or not covered by insurance,;

(c)         any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not or reasonably could not be expected to have a Material Adverse Effect;

(e)          any change to a material contract or agreement by which the Company or any of its assets is bound or subject that would or reasonably could be expected to have a Material Adverse Effect;

(f)          any change in any compensation arrangement or agreement with any employee, officer, director or member that would or reasonably could be expected to have a Material Adverse Effect;

(g)          any resignation or termination of employment of any officer or Key Employee of the Company;

(h)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)          any declaration, setting aside or payment or other distribution in respect of any of the Company’s membership units, or any direct or indirect redemption, purchase, or other acquisition of any of such units by the Company;

(k)         any sale, assignment or transfer of any Company Intellectual Property;

(l)          receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company that would or reasonably could be expected to have a Material Adverse Effect;

(m)        any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect; or

(n)         any arrangement or commitment by the Company to do any of the things described in this Section 2.14 that would or reasonably could be expected to have a Material Adverse Effect.

2.15       Employee Matters.

(a)         As of the date hereof, the Company employs eighteen (18) full- time employees and three (3) part-time employees. Section 2.15(a) of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $75,000 for the fiscal year ended December 31, 2020 or is anticipated to receive compensation in excess of $75,000 for the fiscal year ending December 31, 2021, including planned hires.

(b)         To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)         The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)         To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)          The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the amounts and terms set forth in the minutes of meetings or all actions by written consent of the Company’s board of directors.

(f)          Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)          Schedule 2.15 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

2.16       Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency, and to the Company’s knowledge, no such actions are pending or threatened. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.17       Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”). None of the foregoing have excluded works or inventions from his or her assignment of inventions pursuant to their Confidential Information Agreement. The Company is not aware that any of the foregoing individuals is in violation of any agreement covered by this Subsection 2.17.

2.18       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.19       Company Documents. The Certificate and Operating Agreement of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and members and all actions by written consent without a meeting by the directors and members since the date of organization and accurately reflects in all material respects all actions by the directors (and any committee of directors) and members with respect to all transactions referred to in such minutes.

2.20        83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested Membership Units.

2.21        Environmental and Safety Laws. (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments, if any. For purposes of this Subsection 2.21, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.22        Insurance. Section 2.22 of the Disclosure Schedules contains an accurate list of all insurance policies currently maintained by the Company. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company’s knowledge, there is no threatened termination of any such policies or arrangements. The Company has in full force and effect: (a) fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed; and (b) such other insurance policies as are customarily obtained by businesses in the Company’s industry with coverage amounts that are reasonable given the size and scope of the Company’s business.

2.23        Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Units. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.          Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1          Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent any indemnification provisions contained in the Amended Operating Agreement may be limited by applicable federal or state securities laws. The execution, delivery and performance by Purchaser of the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby.

3.2          No Conflicts; Consents. The execution, delivery and performance by Purchaser of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any applicable law applicable to Purchaser; or (c) require the consent, notice or other action by any party under any contract to which Purchaser is a party. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Purchaser in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.3          Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Units to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units. The Purchaser has not been formed for the specific purpose of acquiring the Units.

3.4          Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Units with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 1.3(m) of this Agreement or the right of the Purchaser to rely thereon.

3.5          Restricted Securities. The Purchaser understands that the Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Units for resale except as set forth in the Operating Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Units, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6          No Public Market. The Purchaser understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units.

3.7          Legends. The Purchaser understands that the Units and any securities issued in respect of or exchange for the Units, may be notated with one or all of the following legends:

(a)         “THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OR OTHER EVIDENCE IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)         Any legend set forth in, or required by, the other Transaction Agreements.

(c)         Any legend required by the securities laws of any state to the extent such laws are applicable to the Units represented by the certificate, instrument, or book entry so legended.

3.8          Sophisticated Purchaser. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Company.

3.9          Residence. The office or offices of the Purchaser in which its principal place of business is identified in the address of the Purchaser set forth on the signature page.

4.          Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Units at the Closing are subject to the fulfillment (except as otherwise indicated below) of each of the following conditions, unless otherwise waived:

4.1          Representations and Warranties. The representations and warranties of the Company contained in Section 1.3(m) shall be true and correct in all respects as of Closing.

4.2          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before Closing.

4.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be obtained and effective as of Closing.

4.4          Operating Agreement.  The Company shall have adopted, executed and delivered the Amended Operating Agreement.

4.5          Secretary’s Certificate. With respect to the Closing only, the Secretary of the Company shall have delivered to the Purchaser a certificate certifying (i) the Certificate of the Company; (ii) the Amended Operating Agreement, and (iii) resolutions of the Board of Directors of the Company approving the Certificate, the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.6          Proceedings and Documents. All proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

5.          Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Units to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1          Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects.

5.2          Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4          Operating Agreement. The Purchaser shall have executed and delivered the Amended Operating Agreement.

5.5          Pledge Agreement. The Purchaser shall have executed that certain Pledge Agreement in favor of GB ENCORE LENDER I, LLC, a Delaware limited liability company substantially in the form attached as Exhibit C.

6.           Covenants.

6.1         Preemptive Right.

(a)         The Company hereby grants to Purchaser a preemptive right to purchase its pro rata share of any Units which the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. The pro rata share of the Purchaser, shall be based on the Purchaser’s percentage interest of issued and outstanding Units of the Company.

(b)          In the event the Company intends to issue Units, it shall give Purchaser written notice of such intention, describing the price thereof and the general terms and conditions upon which the Company proposes to affect such issuance. Purchaser shall have fifteen (15) days from the date of any such notice to agree to purchase all or part of its pro rata share of such Units for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of Units to be so purchased.

(c)          In the event Purchaser fails to exercise the foregoing preemptive right with respect to any Units within such 15-day period, the Company may within one hundred twenty (120) days thereafter sell any or all of such Units not agreed to be purchased by the Purchaser, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to Purchaser pursuant to paragraph 6.2 above. In the event the Company has not sold such Units within such 120-day period, the Company shall not thereafter issue or sell any Units without first offering such Units to the Purchaser in the manner provided above.

6.2         Right of First Offer.

(a)         During the period commencing on the date of Closing and ending on the sixth (6th) anniversary of the date of Closing (the “ROFO Term”), if the Company serves as the provider of engineering, procurement and construction services for a solar photovoltaic, battery storage or electric vehicle charging project, the Company shall first offer (the “Offer”) to Purchaser the opportunity to provide installation services for such project (the “iSun Services”) provided that Purchaser is equally or better qualified to provide such iSun Services as compared to similarly situated market participants.

(b)          Following receipt of notice of the Offer, Purchaser shall have fifteen (15) days to deliver notice to the Company that it desires to accept the Offer. If Purchaser fails to respond within said fifteen-day period, or if Purchaser notifies Company that it elects to not accept the Offer, the right first offer shall automatically be terminated with respect to that project.

(c)          Purchaser shall provide the iSun Services at preferred partner rates meaning rates that are no less favorable than Purchaser provides to Purchaser’s customers for similarly sized solar photovoltaic, battery storage, or electric vehicle charging projects. The Parties will use reasonable best efforts to agree on extended payment terms that are intended to reduce Company’s cost of capital associated with its working capital requirements.

6.3         Fees. At Closing, Company shall reimburse Purchaser for all fees and out- of-pocket expenses of legal counsel to Purchaser associated with the transaction contemplated by this Agreement, up to a cap of $20,000.

7.          Miscellaneous.

7.1       Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser set forth contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

7.2          Indemnification. From and after the Closing, the Company shall indemnify, defend, and hold harmless the Purchaser from and against any and all claims, costs, actions, liabilities, losses, fines, penalties, charges, and expenses (including without limitation attorneys’ fees and costs) to the extent directly or indirectly related to or arising from the breach of any representation, warranty, or covenant contained in the Transaction Documents. For purposes of determining the amount of any indemnification claim pursuant to this Section 6.2, all qualifications as to materiality, including without limitation each reference to “Material Adverse Effect”, shall be deemed deleted from the representation, warranty, or covenant. The obligations set forth in this Section 6.2 shall survive execution and delivery of this Agreement.

7.3          Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

7.4          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.5          Governing Law. This Agreement shall be governed by the internal law of the State of Vermont, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.6          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument. Counterparts may be delivered electronically (including any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.7          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.8          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by email or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) 1 business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.8. If notice is given to the Purchaser, a copy shall also be sent to H. Kenneth Merritt, Jr., Esq., Merritt & Merritt, 60 Lake Street 2nd Floor, PO Box 5839, Burlington, VT 05402, and if notice is given to the Company, a copy shall also be given to David R. Gurtman, Esq., Dinse, 209 Battery Street, Burlington, VT 05401.

7.9          No Finder’s Fees. Except for fees owed by Company to IronOak Energy Capital each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(a)          Amendments and Waivers. This Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Subsection 7.9(a) shall be binding upon each transferee of the Units, each future holder of all such securities, and the Company.

(b)         Severability. The invalidity or unenforceability of any provision shall in no way affect the validity or enforceability of any other provision.

(c)          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non- breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(d)         Entire Agreement. This Agreement (including Exhibits) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to this subject matter, and any other written or oral agreement relating to this subject matter existing between the parties is expressly canceled.

(e)          Dispute Resolution. The parties (a) irrevocably and unconditionally submit to the jurisdiction of the state courts of Vermont and to the jurisdiction of the United States District Court for the District of Vermont for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Vermont or the United States District Court for the District of Vermont, and (c) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or this subject matter may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Vermont or any court of the State of Vermont having subject matter jurisdiction.

The parties have executed this Membership Unit Purchase Agreement as of the date first written above.

COMPANY:

ENCORE REDEVELOPMENT, LLC

By:
Chad Farrell, CEO

Address:

110 Main Street, Suite 2C
Burlington, VT 05401

PURCHASER:

iSUN, INC.

By:	/s/ Jeffrey Peck
Jeffrey Peck, CEO

Address:

400 Avenue D, Suite 10
Williston, VT 05495

The parties have executed this Membership Unit Purchase Agreement as of the date first written above.

COMPANY:

ENCORE REDEVELOPMENT, LLC

By:	/s/ Chad Farrell
Chad Farrell, CEO

Address:

110 Main Street, Suite 2C
Burlington, VT 05401

PURCHASER:

iSUN, INC.

By:
Jeffrey Peck, CEO

Address:

400 Avenue D, Suite 10
Williston, VT 05495